UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 405-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2010, AXIS Capital Holdings Limited (the “Company”) announced that Albert Benchimol, will join the Company as Chief Financial Officer on January 17, 2011.

Until October 2010, Mr. Benchimol, 53, served as Executive Vice President and Chief Financial Officer at PartnerRe Ltd., a position that he held since he joined PartnerRe in 2000. In 2007, he took on the additional role of CEO of PartnerRe Ltd.’s Capital Markets Group.

Under the terms of an employment agreement between Mr. Benchimol and the Company dated November 1, 2010 (the “Agreement”), Mr. Benchimol’s annual base salary will be $910,000, and he will be eligible to participate in the Company’s non-equity incentive plan at an incentive target of 125% of base salary. Mr. Benchimol also will be eligible to participate in the Company’s 2007 Long Term Equity Compensation Plan (the “Plan”), with an initial annual target of 35,000 restricted shares. Additionally, within 30 days following the commencement of his employment, Mr. Benchimol will receive an award of 100,000 shares of restricted stock pursuant to the Plan. Mr. Benchimol also will receive a monthly housing allowance for a residence in Bermuda, and he will be entitled to participate in the employee benefit plans that the Company customarily makes available to its executive officers. The Agreement also includes severance arrangements in the event that Mr. Benchimol’s employment is terminated upon his death or disability, by the Company for cause or without cause or by Mr. Benchimol with good reason. The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing Mr. Benchimol’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated November 1, 2010 by and between AXIS Specialty U.S. Services, Inc. and Albert Benchimol

99.1	Press Release of AXIS Capital Holdings Limited, dated November 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2010

AXIS CAPITAL HOLDINGS LIMITED

By:	/S/ RICHARD T. GIERYN, JR.
Richard T. Gieryn, Jr.
General Counsel